NEWS . . .                               Contact:  Robert S. Merritt
March 20, 1997                                     (813) 282-1225
FOR IMMEDIATE RELEASE

                   OUTBACK STEAKHOUSE, INC. EXPECTS
                   FIRST QUARTER EARNINGS SHORTFALL

     Tampa, Florida, March 20, 1997 -- Outback Steakhouse, Inc.
(NASDAQ:OSSI) today announced that it expects earnings for the quarter ending March 31 to fall short of analysts' expectations of $0.40 to $.041 per share by ten to twelve percent.

     The shortfall can be attributed to soft sales in February and to date in March in the Outback Steakhouse concept. Comparable store sales were down 3.2% in February (4.8% before adjusting for leap year in 1996) and are running down between 3% and 4% in March after being up 3.1% in January.
In making the announcement, Chris Sullivan, the Company's Chief Executive Officer, stated, "While soft sales were expected for February and March because of difficult comparisons and reduced trading days, results have been worsened by a 2% decline in per-person averages and soft sales throughout the state of Florida."

     Sullivan attributed the decline in per person averages to the recent addition of entree salads, hamburgers and sandwiches to the dinner menu. "The strategy is to create broader appeal that will lead to increased customer visits, especially during early and late evening hours. We expected that this strategy would take some time to yield positive results and expected some near term shift in sales. The extent of the shift has been greater than anticipated resulting in a reduction in customer expenditures." The Company attributes soft sales in Florida to the unusually mild winter in the north.

     The Company also noted that it has increased advertising expenditures by .3% of sales that should provide long term benefits since it increases the number of markets covered by TV and radio advertising and leaves only 10 markets with no support, down from 21 in 1996.

     The Company also stated that the initial results in television advertising for Carrabba's, which started in February, are positive. Sales in West Central Florida are up 14 to 16% with average unit volumes averaging $3.3 million, up from $2.8 million. Sales have increased 13% to 15% in the other advertised markets as well. Sullivan stated, "While Carrabba's has not contributed to the profitability of the Company in the first quarter, we are encouraged with the excellent results in the advertising campaign. We feel the concept is gaining in strength and with average unit volumes increasing, that this will lead to a more positive result."

     Sullivan also commented, "We are proud of the continued positive results generated in our restaurants. Our partners and employees have succeeded in exceeding our customers' expectations. We fully expect that our sales and profits will continue to grow in a positive manner as a result of their outstanding performance."